Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RUBRIK, INC.

Rubrik, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Rubrik, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on December 23, 2013 under the name ScaleData, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Rubrik, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock.

1. This corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock,” “Preferred Stock,” and “Founders Preferred Stock.” The total number of shares that this corporation is authorized to issue is 1,359,582,559 shares, each with a par value of $0.000025 per share. The total number of shares of Common Stock authorized to be issued is 1,280,000,000 with (i) 1,070,000,000 shares of Common Stock being a series designated as “Class A Common Stock” and (ii) 210,000,000 shares of Common Stock being a series designated as “Class B Common Stock”. The total number of shares of Founders Preferred Stock authorized to be issued is 5,400,000. The total number of shares of Preferred Stock authorized to be issued is 74,182,559, of which 15,255,884 shares are designated as “Series A Preferred Stock”, 16,751,780 shares are designated as “Series B Preferred Stock”, 8,937,037 shares are designated as “Series C Preferred Stock”, 15,406,551 shares are designated as “Series D Preferred Stock” and 17,831,307 shares are designated as “Series E Preferred Stock”.

2. Effective immediately and automatically upon the filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of Common Stock issued and outstanding or held by this corporation as treasury stock immediately prior to the Effective Time (the “Prior Common Stock”) shall automatically, without further action on the part of this corporation or any holder of Prior Common Stock, and whether or not the certificates representing such shares of Prior Common Stock are surrendered to this corporation or its transfer agent, be reclassified into one (1) fully paid and non-assessable share of Class B Common Stock, which Class B Common Stock shall have the rights, preferences, privileges and restrictions set forth in this Amended and Restated Certificate of Incorporation.

3. The number of authorized shares of Preferred Stock or any series thereof of the Common Stock (including either or both of the Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of this corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or for the Common Stock (or of either series of the Class A Common Stock or Class B Common Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is otherwise required pursuant to the terms of this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation filed with respect to any series of Preferred Stock. For the avoidance of doubt, but subject to the rights of the holders of any outstanding Preferred Stock, Section 242(d) of the General Corporation Law shall apply to amendments to the Certificate of Incorporation.

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis). For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.053775 per annum for each share of Series A Preferred Stock, $0.1958 per annum for each share of Series B Preferred Stock, $0.5483 per annum for each share of Series C Preferred Stock, $0.9482 per annum for each share of Series D Preferred Stock and $1.8843 per annum for each share of Series E Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(b) After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock, Founders Preferred Stock and Preferred Stock pro rata in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Founders Preferred Stock and Preferred Stock were converted to Class B Common Stock at the then effective conversion rate.

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive on a pari passu basis out of the proceeds or assets of this corporation available for distribution to its stockholders (the “Proceeds”), prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of Founders Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Amended and Restated Certificate of Incorporation, “Original Issue Price” shall mean (i) $0.6722 per share for each share of the Series A Preferred Stock, (ii) $2.4475 per share for each share of Series B Preferred Stock, (iii) $6.8535 per share for each share of Series C Preferred Stock, (iv) $11.8521 per share for each share of Series D Preferred Stock and (v) $23.5538 per share for each share of Series E Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b) Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Founders Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each such holder (assuming conversion of all such Founders Preferred Stock into Class B Common Stock).

(c) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Class B Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Class B Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Class B Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Class B Common Stock.

(d) (i) For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, exclusive license, lease, transfer or other disposition of all or substantially all of this corporation’s assets, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50)% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50)% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Series E Preferred Stock in a financing transaction shall not be deemed a “Liquidation Event” for purposes of this Section 2. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(ii) In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of a majority of the voting power of all then outstanding shares of Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of a majority of the voting power of all then outstanding shares of Preferred Stock.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis).

(e) Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event, if any portion of the Proceeds is placed into escrow and/or is payable to the stockholders of the corporation subject to contingencies, notwithstanding the operation of this Section 2 the definitive agreement with respect to such transaction shall provide that the portion of such Proceeds that is placed in escrow and/or is subject to contingencies shall be allocated among the holders of capital stock of the corporation pro rata based on the amount of such consideration otherwise payable to each stockholder pursuant to this Section 2 (such that each stockholder has the same percentage of the Proceeds payable to it placed into escrow and/or subject to contingencies, as applicable).

3. Redemption. The Preferred Stock is not redeemable at the option of the corporation or any holder thereof.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Class B Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d). Notwithstanding anything herein to the contrary, prior to the conversion of the Series E Preferred Stock into shares of Class B Common Stock pursuant to this Section 4(a), the holders of the Series E Preferred Stock must (i) provide written notice to this corporation of such intention to convert shares of Series E Preferred Stock into Class B Common Stock at least fifteen (15) days prior to conversion and (ii) determine whether any applicable premerger notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Requirements”) will apply to the holder upon such conversion and, if so determined, will (A) promptly notify this corporation of such determination and (B) in cooperation with this corporation, comply with HSR Requirements prior to conversion.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Class B Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the closing of this corporation’s sale of its Class A Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, with an aggregate offering price to the public of at least $35,000,000 (a “Qualified Public Offering”) or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Class B Common Stock, he or she shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock or (ii) notify the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class B Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date set forth for conversion in the written notice of the election to convert irrespective of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, or a merger, sale, financing or liquidation of the corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or occurrence of such event, in which event the persons entitled to receive the Class B Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or occurrence of such event. If the conversion is in connection with automatic conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class B Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits, Combinations and Other Events. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, on or after the date upon which this Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Class B Common Stock issuable upon conversion of outstanding Preferred Stock and Founders Preferred Stock, (3) Class B Common Stock issuable upon exercise of outstanding stock options and (4) Class B Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-hundredth of one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors in good faith irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than (A) through (K) below (the “Carve Out Stock”):

(A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Common Stock issued or deemed issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors (including at least one Preferred Director (as defined below));

(C) Common Stock issued pursuant to a Qualified Public Offering;

(D) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E) Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, approved by this corporation’s Board of Directors (including at least one Preferred Director);

(F) Class B Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(G) Class B Common Stock issued upon conversion of Preferred Stock and Founders Preferred Stock;

(H) Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement with banks or commercial lenders, which arrangement is approved by the Board of Directors (including at least one Preferred Director) and is primarily for non-equity financing purposes;

(I) Common Stock issued pursuant to a settlement, which arrangement is approved by the Board of Directors (including at least one Preferred Director);

(J) Common Stock issued to suppliers of goods or services in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors (including at least one Preferred Director); or

(K) Common Stock issued to persons or entities in connection with sponsored research, collaboration, technology license, development OEM, marketing, or other similar arrangements or strategic partnerships, provided such issuances are approved by the Board of Directors (including at least one Preferred Director).

(iii) In the event this corporation should at any time or from time to time on or after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class B Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Class B Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the aggregate number of shares of Class B Common Stock to be issued to particular stockholders shall be rounded down to the nearest whole share, and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class B Common Stock and the number of shares of Class B Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Class B Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(j) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as converted basis); provided however, that (i) any waiver, either prospectively or retroactively and either generally or in a particular instance, of any downward adjustment of the Conversion Price of Series B Preferred Stock shall require the consent or vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, (ii) any waiver either prospectively or retroactively and either generally or in a particular instance, of any downward adjustment of the Conversion Price of Series C Preferred Stock shall require the consent or vote of the holders of at least sixty percent (60)% of the outstanding shares of Series C Preferred Stock, (iii) any waiver, either prospectively or retroactively and either generally or in a particular instance, of any downward adjustment of the Conversion Price of Series D Preferred Stock shall require the consent or vote of the holders of a majority of the outstanding shares of Series D Preferred Stock (voting as a separate class) and (iv) any waiver, either prospectively or retroactively and either generally or in a particular instance, of any downward adjustment of the Conversion Price of Series E Preferred Stock shall require the consent or vote of the holders of a majority of the outstanding shares of Series E Preferred Stock (voting as a separate class). Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to twenty (20) votes for each share of Class B Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class B Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted, and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. Notwithstanding anything to the contrary herein, the holders of the Series E Preferred Stock shall have no right to vote any such shares in the election of the members of the Board of Directors or have voting rights on any matter relating to the election of the members of the Board of Directors or the determination of the size of the Board of Directors on which the stockholders of this corporation shall be entitled to vote and the shares of Series E Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters (the “Series E Voting Restriction”). As long as at least 3,166,496 shares of Series B Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B Director”). As long as at least 3,533,172 shares of Series A Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series A Director” together with the Series B Director, the “Preferred Directors”). The holders of outstanding Common Stock, voting separately as a class, shall be entitled to elect three (3) directors of this corporation at any election of directors. Subject to the Series E Voting Restriction, the holders of Preferred Stock (but excluding the Series E Preferred Stock) and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

(c) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Director’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions.

(a) So long as at least 3,533,172 shares of Preferred Stock originally issued remain outstanding (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

(i) consummate a Liquidation Event;

(ii) amend this corporation’s Certificate of Incorporation or Bylaws;

(iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock, Founders Preferred Stock or Preferred Stock or designated shares of any series of Preferred Stock;

(iv) authorize or create (by reclassification or otherwise) or issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Preferred Stock designated in this Amended and Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock, Founders Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at no greater than the original per share purchase price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(vi) change the authorized number of directors of this corporation (provided, however, that the Series E Voting Restriction shall apply to this Subsection 6(a)(vi));

(vii) pay or declare any dividend or distribution on any shares of capital stock of this corporation;

(viii) increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan;

(ix) encumber or grant a security interest in all or substantially all of the assets of this corporation in connection with an indebtedness of this corporation; or

(x) acquire a material amount of assets through a merger or purchase of all of substantially all of the assets or capital stock of another entity.

(b) Separate Vote of Series B Preferred.

(i) So long as at least 4,085,800 shares of the Series B Preferred Stock originally issued remain outstanding (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the majority of the shares of the Series B Preferred Stock:

(A) amend this corporation’s Certificate of Incorporation or Bylaws so as to adversely change the powers, preferences, or rights of the Series B Preferred Stock (it being understood that a series of Preferred Stock shall not be deemed to be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock);

(B) increase or decrease (other than by redemption or conversion) the total number of designated shares of Series B Preferred Stock;

(C) any amendment, alteration, or repeal of this Section 6(b).

(c) Separate Vote of Series C Preferred.

(i) So long as at least 2,225,140 shares of the Series C Preferred Stock originally issued remain outstanding (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of at least sixty percent (60)% of the shares of the Series C Preferred Stock then outstanding:

(A) amend this corporation’s Certificate of Incorporation or Bylaws so as to adversely change the powers, preferences, or rights of the Series C Preferred Stock (it being understood that a series of Preferred Stock shall not be deemed to be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock), and provided further, that the authorization and issuance of a security senior or pari passu to the entire class of Preferred Stock shall be deemed not to have an adverse alteration or change with respect to the shares of Series C Preferred Stock;

(B) increase or decrease (other than by redemption or conversion) the total number of designated shares of Series C Preferred Stock;

(C) any amendment, alteration, or repeal of this Section 6(c).

(d) Separate Vote of Series D Preferred.

(i) So long as at least 3,902,262 shares of the Series D Preferred Stock originally issued remain outstanding (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of a majority of the shares of the Series D Preferred Stock then outstanding (voting as a separate class):

(A) amend this corporation’s Certificate of Incorporation or Bylaws so as to adversely change the powers, preferences, or rights of the Series D Preferred Stock (it being understood that a series of Preferred Stock shall not be deemed to be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock), and provided further, that the authorization and issuance of a security senior or pari passu to the entire class of Preferred Stock shall be deemed not to have an adverse alteration or change with respect to the shares of Series D Preferred Stock;

(B) increase or decrease (other than by redemption or conversion) the total number of designated shares of Series D Preferred Stock;

(C) any amendment, alteration, or repeal of this Section 6(d).

(e) Separate Vote of Series E Preferred.

(i) So long as at least 2,653,500 shares of the Series E Preferred Stock originally issued remain outstanding (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of a majority of the shares of the Series E Preferred Stock then outstanding (voting as a separate class):

(A) amend this corporation’s Certificate of Incorporation or Bylaws so as to adversely change the powers, preferences, or rights of the Series E Preferred Stock (it being understood that a series of Preferred Stock shall not be deemed to be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock), and provided further, that the authorization and issuance of a security senior or pari passu to the entire class of Preferred Stock shall be deemed not to have an adverse alteration or change with respect to the shares of Series E Preferred Stock;

(B) increase or decrease (other than by redemption or conversion) the total number of designated shares of Series E Preferred Stock;

(C) any amendment, alteration, or repeal of this Section 6(e).

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8. Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

C. Rights, Preferences and Restrictions of Founders Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Founders Preferred Stock are as set forth below in this Article IV(C).

1. Dividend Rights. All dividends and distributions shall be distributed as provided in Section 1 of Article IV(B) hereof.

2. Liquidation. In the event of a Liquidation Event, all assets and funds of this corporation legally available for distribution shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Founders Preferred Stock is not redeemable at the option of the corporation or any holder thereof.

4. Conversion. The holders of shares of Founders Preferred Stock shall be entitled to conversion rights as follows:

(a) Right to Convert to Class B Common Stock. Subject to Section 4(c) below, each share of Founders Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $0.000125 by the Conversion Price applicable to such shares (the conversion rate for Founders Preferred Stock into Class B Common Stock is referred to herein as the “Founders Preferred Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. Any transfer of shares of Founders Preferred Stock that is neither (i) made in connection with an Equity Financing up to the number of Maximum Founders Preferred Shares (as such terms are defined in Section 4(f) below), nor (ii) authorized by a majority of the Board of Directors, shall be deemed an election of an option to convert such shares into Class B Common Stock, and each such transferred share of Founders Preferred Stock shall automatically convert into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing $0.000125 by the Founders Preferred Stock Conversion Price applicable to such share, determined as hereafter provided, effective immediately prior to such transfer. The initial Founders Preferred Stock Conversion Price per share of Founders Preferred Stock shall be $0.000125. Such initial Founders Preferred Stock Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

(b) Automatic Conversion. Each share of Founders Preferred Stock shall automatically be converted into shares of Class B Common Stock at the Founders Preferred Stock Conversion Rate then in effect for such share immediately upon the earlier of (i) except as provided in Section 4(c) below, this corporation’s sale of its Class A Common Stock in a public offering pursuant to a registration statement under the Securities Act of 1933 or (ii) the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Founders Preferred Stock, voting together as a class.

(c) Mechanics of Conversion. Before any holder of Founders Preferred Stock shall be entitled to convert such Founders Preferred Stock into shares of Class B Common Stock, the holder shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Founders Preferred Stock or (ii) notify the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class B Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Founders Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Founders Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, or a merger, sale, financing or liquidation of the corporation or other event, the conversion may, at the option of any holder tendering Founders Preferred Stock for conversion, be conditioned upon the closing of such transaction or occurrence of such event, in which event the persons entitled to receive the Class B Common Stock upon conversion of the Founders Preferred Stock shall not be deemed to have converted such Founders Preferred Stock until immediately prior to the closing of such transaction or occurrence of such event. If the conversion is in connection with automatic conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class B Common Stock as of such date.

(d) Conversion Price Adjustments of Founders Preferred Stock for Splits and Combinations. The Conversion Price of the Founders Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Stock Splits and Dividends. In the event this corporation should at any time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Founders Preferred Stock shall be appropriately decreased so that the number of shares of Class B Common Stock issuable on conversion of each share of such Founders Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(ii) below.

(ii) Deemed Issuances of Common Stock. The following provisions shall apply for purposes of this Section 4(d).

(A) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued.

(B) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of the Founders Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(C) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of the Founders Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Founders Preferred Stock shall be appropriately increased so that the number of shares of Class B Common Stock issuable on conversion of each share of such Founders Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(e) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Founders Preferred Stock, and the number of shares of Class B Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Founders Preferred Stock the holder is at the time converting into Class B Common Stock and the number of shares of Class B Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, this corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Founders Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Founders Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of such Founders Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Founders Preferred Stock at the time in effect and (C) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Founders Preferred Stock.

(f) Right to Convert to Preferred Stock. If a share of Founders Preferred Stock is purchased by an investor in connection with an Equity Financing (as defined below), then immediately upon the closing of such purchase (the “Closing Date”), each such share of Founders Preferred Stock transferred to the investor shall automatically convert into shares of preferred stock of this corporation issued and sold in such Equity Financing (“Subsequent Preferred Stock”) at the Conversion Ratio (as defined below); provided that, unless the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) consent in writing to the transfer and conversion of a greater number of shares of Founders Preferred Stock into shares of Subsequent Preferred Stock pursuant to this Section 4(f), the maximum number of shares of Founders Preferred Stock that shall convert into shares of Subsequent Preferred Stock in connection with any Equity Financing shall equal ten percent (10)% of the aggregate number of shares of Subsequent Preferred Stock authorized for issuance and sale by this corporation in such Equity Financing (and, for the avoidance of doubt, excluding any shares of Subsequent Preferred Stock issuable upon conversion of Founders Preferred Stock in connection with such Equity Financing) (the “Maximum Founders Preferred Shares”) and any shares of Founders Preferred Stock transferred in connection with such Equity Financing in excess of the Maximum Founders Preferred Shares shall convert into shares of Class B Common Stock pursuant to Section 4(a) of this Article IV(C). The Maximum Founders Preferred Shares shall be apportioned among the transferring holders of Founders Preferred Stock on a pro rata basis based upon the number of shares of Founders Preferred Stock transferred or to be transferred by such transferring holders in connection with such Equity Financing. “Conversion Ratio” shall mean, for each Equity Financing, one divided by the number of shares into which a share of Subsequent Preferred Stock issued in such Equity Financing is convertible into Class B Common Stock as of the Closing Date, and “Equity Financing” shall mean an equity financing of this corporation in which this corporation signs a purchase agreement and sells and issues Subsequent Preferred Stock. By way of example only, in the event that one share of Subsequent Preferred Stock issued in the Equity Financing is convertible into two shares of Class B Common Stock, the Conversion Ratio shall be one-half (1/2).

(g) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Founders Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

5. Voting Rights. Except as expressly provided by this Amended and Restated Certificate of Incorporation or as provided by law, the holders of Founders Preferred Stock shall have the same voting rights as the holders of the Class B Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and the holders of Preferred Stock, Founders Preferred Stock and Common Stock shall vote together as a single class on all matters. The holder of each share of Founders Preferred Stock shall be entitled to twenty (20) votes for each share of Class B Common Stock into which such share of Founders Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Founders Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Status of Converted Stock. In the event any shares of Founders Preferred Stock shall be converted pursuant to Section 4 of Article IV(C) hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. This Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

D. Common Stock. Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Class A Common Stock and Class B Common Stock are as follows in this Article IV(D).

1. Definitions.

(a) “Acquisition” means (A) any consolidation, merger of this corporation or reorganization of this corporation with or into any other Entity, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of this corporation immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which this corporation is a party in which in excess of fifty percent (50)% of this corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by this corporation or any successor or indebtedness of this corporation is cancelled or converted or a combination thereof.

(b) “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of this corporation (on a consolidated basis).

(c) “Certificate of Incorporation” means the certificate of incorporation of this corporation, as amended or restated from time to time, including the terms of any Preferred Stock Designation of any series of Preferred Stock.

(d) “Entity” means any corporation, partnership, limited liability company or other legal entity.

(e) “Family Member” means with respect to any natural person, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation, adoption, marriage or domestic partnership) of such person.

(f) “Final Conversion Date” means 5:00 p.m. in New York City, New York on the earliest to occur following the IPO of (i) the date fixed by the Board of Directors that is no less than sixty one (61) days and no more than one hundred eighty (180) days following the date on which the outstanding shares of Class B Common Stock first represent less than five percent (5)% of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock, (ii) the last Trading Day of the fiscal year following the tenth (10th) anniversary of the effectiveness of the registration statement in connection with the IPO, (iii) the date fixed by the Board of Directors that is no less than sixty one (61) days and no more than one hundred eighty (180) days following the date that Founder B is no longer providing services to the corporation as an officer, employee or director, (iv) the date fixed by the Board of Directors that is no less than sixty one (61) days and no more than one hundred eighty (180) days following the death or Incapacity of Founder B, or (v) the date specified by the holders of a majority of the outstanding shares of Class B Common Stock.

(g) “Founder” means Founder B or Founder N, and “Founders” shall mean both of them.

(h) “Founder B” means Bipul Sinha, an individual.

(i) “Founder N” means Arvind Nithrakashyap, an individual.

(j) “Incapacity” shall mean, with respect to an individual, that such individual is incapable of managing their financial affairs under the criteria set forth in the applicable probate code which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

(k) “IPO” means the corporation’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Class A Common Stock.

(l) “Liquidation Event” means, for purposes of this Article IV(D), (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the corporation or received upon conversion or exchange of such shares in such transactions, or (ii) any liquidation, dissolution or winding up of the corporation; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

(m) “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests, or is otherwise entitled to elect a majority of the members of the board of directors or entitled to appoint or act as the governing body, of such Entity.

(n) “Permitted Entity” means, with respect to a Qualified Stockholder, any Entity in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities or Permitted Transferees, has sole dispositive power and exclusive Voting Control (or, if the Qualified Stockholder is a Founder, shared dispositive power and exclusive Voting Control with one or more Family Members of such Founder) with respect to all shares of Class B Common Stock held of record by such Entity.

(o) “Permitted Transfer” means, and shall be restricted to, any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder that is a natural person (including a natural person serving in a trustee capacity with regard to a trust for the benefit of themselves or their Family Members), to the trustee or co-trustees of a Permitted Trust of such Qualified Stockholder or to such Qualified Stockholder in their individual capacity or as a trustee of a Permitted Trust;

(ii) by the trustee or co-trustees of a Permitted Trust of a Qualified Stockholder, to (A) such Qualified Stockholder, (B) the trustee of any other Permitted Trust of such Qualified Stockholder, (C) any Permitted Entity of such Qualified Stockholder or (D) a Founder or any Permitted Trust or Permitted Entity of a Founder;

(iii) by a Qualified Stockholder to (A) Founder B’s estate or Founder B’s heirs, effective either (1) upon the death of Founder B or (2) during or following any Incapacity of Founder B, (B) any Permitted Entity of such Qualified Stockholder, (C) such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder or (D) a Founder or any Permitted Trust or Permitted Entity of a Founder;

(iv) by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder, (B) any other Permitted Entity or the trustee or co-trustees of a Permitted Trust of such Qualified Stockholder or (C) a Founder or any Permitted Trust or Permitted Entity of a Founder;

(v) by a Qualified Stockholder that is a natural person or a Permitted Trust of a Qualified Stockholder, to a foundation in which such Qualified Stockholder or one or more Family Members of the Qualified Stockholder directly, or indirectly through one or more Permitted Entities or Permitted Transferees, has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such foundation; provided that in the event the Qualified Stockholder or Family Members of the Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such foundation, each such share of Class B Common Stock then held by such foundation shall automatically convert as provided in Article IV(D)(6); or

(vi) by a Qualified Stockholder that is a partnership or limited liability company that beneficially held more than one percent (1)% of the total outstanding shares of Class B Common Stock as of immediately following the Effective Time, to any person or Entity that, upon the Effective Time, was a Control Person of such partnership or limited liability company, in accordance with the terms of the documents governing such partnership or limited liability company and without the payment of additional consideration, and any further Transfer(s) by such Control Person that is a partnership or limited liability company to any person or Entity that was upon the Effective Time a Control Person of such partnership or limited liability company in accordance with the terms of the documents governing such partnership or limited liability company and without the payment of additional consideration. All shares of Class B Common Stock held by affiliated Entities shall be aggregated together for the purposes of determining the satisfaction of such one percent (1)% threshold. For the purposes of the foregoing, a “Control Person” means any general partner of a limited partnership and any managing member, managing director or manager of a limited liability company.

(p) “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(q) “Permitted Trust” means a validly created and existing trust the beneficiaries of which are either a Qualified Stockholder or Family Members of the Qualified Stockholder or both, or a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (as amended from time to time) or a reversionary interest.

(r) “Qualified Stockholder” means (i) a registered holder of a share of Class B Common Stock at the Effective Time; (ii) an initial registered holder of any shares of Class B Common Stock that are originally issued by the corporation after the Effective Time (including, without limitation upon exercise of options or warrants and settlement of restricted stock units); or (iii) a Permitted Transferee.

(s) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(t) “Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.

(u) “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting of a revocable proxy to (i) officers or directors or agents of the corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or (ii) any other person with specific direction to vote such shares of Class B Common Stock as directed by the holder of such shares, without discretion, in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) the existence of any proxy granted prior to the Effective Time or the amendment or expiration of any such proxy;

(iii) entering into a voting trust, agreement or arrangement (with or without granting a proxy and, if a proxy is granted, whether a revocable or irrevocable proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iv) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee (including the exercise of any proxy authority granted pursuant to such pledge) shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer;”

(v) entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy and, if a proxy is granted, whether a revocable or irrevocable proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors;

(vi) entering into a voting trust, agreement or arrangement (with or without granting a proxy and, if a proxy is granted, whether a revocable or irrevocable proxy) pursuant to a written agreement to which the corporation is a party or that has been approved by the Board of Directors; or

(vii) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided, that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee or (ii) an Entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time (or in the case of a Qualified Stockholder that becomes a holder of Class B Common Stock after the Effective Date, from and after the date on which such Qualified Stockholder first becomes a holder of Class B Common Stock), of a majority of the voting power of the voting securities, or securities that otherwise entitle the holder thereof to elect or appoint a majority of the members of the board of directors or governing body, of such Entity or any Parent of such Entity, other than a Transfer to parties that are, as of the Effective Time, holders of voting securities of any such Entity or Parent of such Entity.

(v) “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. Rights Relating to Dividends, Subdivisions and Combinations.

(a) Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b) of Article IV(D), any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, in the same form, on an equal priority, pari passu basis, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable series of Common Stock treated adversely, voting as a separate series.

(b) The corporation shall not declare or pay any dividend or make any distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock (or unless such dividend or distribution is approved in accordance with Section 2(a) of Article IV(D)); provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date (and provided that any dividend or other distribution paid in accordance with this proviso shall not require any approval of holders of Class A Common Stock or Class B Common Stock under Section 2(a) of Article IV(D)).

(c) If the corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

(d) Notwithstanding anything to the contrary contained in Section 2(a) of Article IV(D), the dividend of rights to purchase capital stock, other securities or property pursuant to a “poison pill” stockholder rights plan is not subject to “the same form, on an equal priority, pari passu basis” requirement in Section 2(a) of Article IV(D).

3. Voting Rights.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held on all matters submitted to a vote of the stockholders of the corporation.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to twenty (20) votes for each share thereof held on all matters submitted to a vote of the stockholders of the corporation.

(c) Class B Common Stock Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the corporation shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting as a separate series, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i) amend, alter, or repeal any provision of the Certificate of Incorporation or the Bylaws of the corporation (the “Bylaws”) (including any filing of a Certificate of Designation in connection with a Preferred Stock Designation relating to any series of Preferred Stock), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock;

(ii) reclassify any outstanding shares of Class A Common Stock of the corporation into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one (1) vote for each share thereof; or

(iii) authorize or create (by reclassification or otherwise) or issue any series of Common Stock or Preferred Stock with rights as to dividends or liquidation that are senior to the Class B Common Stock or with the right to more than one (1) vote for each share thereof.

(d) General. Except as otherwise expressly provided herein or as required by law, the holders of any series of Preferred Stock entitled to vote thereon, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes on all matters submitted to a vote of the stockholders of the corporation. Except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or applicable law.

4. Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions or payment required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the corporation legally available for distribution to stockholders, or the consideration to be received by stockholders upon the conversion or exchange of their shares, as applicable, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation), who shall be entitled to receive the same form and amount of consideration on a per share basis, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting as a separate series; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock; provided further that with respect to any securities available for distribution, the holders of Class B Common Stock may receive securities having twenty times the voting power of any securities available for distribution to the holders of a share of Class A Common Stock without approval of the holders of the Class A Common Stock or Class B Common Stock (but with the terms of any securities distributed to stockholders pursuant to this proviso being substantially identical, other than with respect to voting rights).

5. Optional Conversion

(a) Optional Conversion of the Class B Common Stock

(i) At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii) Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed (or, if such holder alleges that such certificate has been lost, stolen or destroyed, an executed agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates), at the office of the corporation or any transfer agent for the Class B Common Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to 5:00 p.m. in New York City, New York on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to 5:00 p.m. in New York City, New York on the date that the holder delivers notice of such conversion to the corporation’s transfer agent, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock as of such time on such date; provided that if a later effective time and/or date is specified in the notice of election to convert, the conversion shall be deemed to have occurred at such later effective time and/or date, including a time and /or date determined upon the happening of an event. If a conversion election under this Section 5(a)(ii) is made in connection with an underwritten public offering of the corporation’s securities pursuant to the Securities Act, the conversion may, at the option of the holder tendering shares of Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Class B Common Stock shall not be deemed to have converted such shares of Class B Common Stock until immediately after to the closing of such sale of the corporation’s securities in the offering.

6. Automatic Conversion

(a) Automatic Conversion of the Class B Common Stock. Each share of Class B Common Stock shall automatically be converted into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the corporation or its transfer agent; provided, however, that the corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless shares of Class A Common Stock are then certificated and the certificates evidencing such shares of Class B Common Stock are either delivered to the corporation or its transfer agent as provided below, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the corporation or any transfer agent for the Class A Common Stock.

(b) Conversion Upon Death or Incapacity. Each share of Class B Common Stock held of record by a natural person, including a natural person serving in a trustee capacity, other than a Founder (including a Founder holding shares in a trustee capacity), shall automatically, without any further action, convert into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock upon the death or Incapacity of such natural person. Each share of Class B Common Stock held of record by Founder N (including Founder N’s Permitted Entities or Permitted Trusts, or Founder N holding shares in a trustee capacity) shall automatically, without any further action, convert into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock one hundred eighty (180) days following the date of the death or Incapacity of Founder N.

(c) Founder N Conversion Upon Cessation of Services. Each share of Class B Common Stock held of record by Founder N, including each share of Class B Common Stock held of record by any Permitted Entity or Permitted Trust of Founder N, shall automatically, without any further action, convert into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock one hundred eighty (180) days following the date that Founder N is no longer providing services to the corporation as an officer, employee or director or consultant.

7. Final Conversion.

(a) Final Conversion. On the Final Conversion Date, each one (1) issued share of Class B Common Stock shall automatically, without any further action, convert into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock. Following the Final Conversion Date, such shares shall be retired and may not be reissued and the corporation may no longer issue any other shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the corporation or its transfer agent; provided, however, that the corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless shares of Class A Common Stock are then certificated and the certificates evidencing such shares of Class B Common Stock, if any, are either delivered to the corporation or its transfer agent as provided below, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the corporation or any transfer agent for the Class A Common Stock.

(b) Procedures. The corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this two series of Common Stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination, in good faith, by the Secretary of the corporation as to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(c) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 7, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

8. Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

9. Prohibition on Reissuance of Shares. Shares of Class B Common Stock that are acquired by the corporation for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII

To the extent one or more sections of any other state corporations code setting forth minimum requirements for this corporation’s retained earnings and/or net assets are applicable to this corporation’s repurchase of shares of Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, in whole or in part with respect to repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the right to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment. In the case of any such repurchases, distributions by this corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in such other state’s corporations code.

ARTICLE XIII

To the extent permitted by law, the corporation renounces any expectancy that a Covered Person offer the corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the corporation. A “Covered Person” is any member of the Board of Directors (who is not an employee of the corporation or any of its subsidiaries) who is a partner, member or employee of a Fund. A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person in his or her capacity as a partner, member or employee of a Fund (and other than in connection with his or her service as a member of the Board of Directors) that may be an opportunity of interest for both the corporation and the Fund. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such an entity.

*  *  *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 16th day of April, 2024.

RUBRIK, INC.

/s/ Bipul Sinha
Bipul Sinha, Chief Executive Officer